EXHIBIT 10.18

June 25, 2008

Geoff Massingberd

SVP Corporate Responsibility

Dear Geoff,

This letter is to set forth the terms surrounding your relocation to the Mattel Corporate Headquarters in El Segundo, California as Senior Vice President, Corporate Responsibility.

COMPENSATION

Salary

Your current annual base salary of CAD 543,131 will be converted to USD$ using the year-to-date conversion rate average from January 1, 2008 to your date of transfer, and will be payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings.

Mattel Incentive Plan

Your 2008 Mattel Incentive Plan (MIP) award target will remain unchanged at 60%.

Long-Term Incentive Program

You will continue to participate in the 2008 – 2010 Long-Term Incentive Program. Your target level award will remain unchanged at $800,000 (44,893 Performance-Based Restricted Stock Units).

Company Car/ Car Allowance

You will continue to maintain your Company car through the end of the current lease. At the end of the lease, you will be eligible to receive a monthly car allowance in the amount of $2,000 for all your automobile expenses, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings.

Deferred Compensation

As an executive, you will be eligible to participate in the Company’s Deferred Compensation Plan. Under this plan, you may elect to defer a portion of your salary or bonus, with various investment and payment options available.

Special Retirement Benefit

You will continue to be eligible for a Special Retirement Benefit that provides you with a Company contribution of 10% of your base salary annually through age 60, with vesting at age 55.

Financial Planning

Mattel will continue to reimburse you up to $10,000 per year for financial planning services.

BENEFITS

Health & Welfare

The following is a brief outline of Mattel benefits in which you will be eligible to participate as of your transfer date. You and your qualified dependents, if applicable, will be eligible for the following coverage:

• Medical	• Life Insurance

• Dental	• Accidental Death & Dismemberment

• Vision	• Business Travel Coverage

• Prescription	• Short & Long-Term Disability

Retirement/ 401(k) – Mattel, Inc. Personal Investment Plan (PIP)

Your participation in the Mattel Canada Registered Retirement Savings Plan will be frozen as of your transfer date, and you will be automatically enrolled in the Mattel, Inc. Personal Investment Plan (PIP), which is a 401(k) savings/retirement plan. The Plan offers both Company Automatic and Matching contributions in addition to employee contributions as outlined below:

•	Company Automatic Contributions

The Company will make automatic contributions to your account ranging from 3% to 8% of your salary, based on age.

•	Employee Contributions

You will be enrolled with a 2% pre-tax contribution which will be matched dollar-for-dollar by the Company (in accordance with the Company Matching provision). This contribution will begin automatically within about 45 days of your transfer. The Plan provides you the choice to increase this contribution up to 80%, subject to IRS limitations. (In addition, you will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck.)

You will receive a PIP packet in the mail shortly following your transfer date. This packet will provide additional details regarding your options for increasing, decreasing/cancelling your contribution as well as the available investment offerings.

•	Company Matching Provision

The Company will match up to the first 6% of pay you contribute to your PIP account as follows: on a dollar-for-dollar basis up to 2% of your annual salary and on a fifty-cents-on-the-dollar basis for up to the next 4% of your salary.

Specific compensation and benefits details and plan limitations are provided in Summary Plan Descriptions or Plan Documents, which govern and are subject to periodic modification and revision.

RELOCATION

The Company will provide services to assist you with all aspects of your move. These services may include travel, temporary accommodations, movement of household goods, expense reimbursement, etc. in accordance with the attached Mattel Relocation Summary. Throughout your relocation, Mattel’s relocation specialist, Janice Solis, will be available to provide you with assistance. She can assist you with questions regarding the details of your move and temporary housing. Janice can be reached at (310) 252-3135.

Special Relocation Bonus

You will receive a special relocation bonus in the amount of $200,000, net of taxes, to assist with your relocation to Corporate Headquarters in El Segundo, California and purchase of a new home. This special bonus will be paid to you within 30 days of the purchase of a new home.

Special Transitional Housing Allowance

You will receive a special monthly housing allowance in the amount of $2,500, net of taxes, for 36 months from the date you relocate to Corporate Headquarters in El Segundo, California and purchase a home. Monthly payments will start once you purchase a new home.

With respect to relocation services, if you choose to voluntarily terminate your employment with the Company or you are discharged for “cause” as defined below, within two years of your relocation date, you will be required to reimburse the Company within 30 days of your termination date for any relocation expenses incurred by the Company on your behalf.

SEVERANCE

In the event your employment is involuntarily terminated from the Company for reasons other than for “cause,” you will be provided with severance payments equal to two years of base salary. Receipt of the severance payments is contingent upon your signing and not revoking the Company’s then current standard form release agreement, which will be substantially in the form attached as Exhibit A with such revisions as determined to be appropriate by the Company to reflect changes in the law to ensure the enforceability of such agreement.

For purposes of severance and the repayment of relocation expenses, and without altering the at-will employment offered by the Company, “cause” shall mean the Company’s good faith belief that you: (i) refused to follow the Company’s lawful directions or materially failed to perform your duties (other than by reason of physical or mental illness, injury, or condition); (ii) materially failed to comply with Company policies; or (iii) engaged in conduct that is or may be unlawful or disreputable, to the possible detriment of the Company and its subsidiaries and affiliates, and their predecessors and successors, or your own reputation.

Specific compensation and benefits details and plan limitations are provided in Summary Plan Descriptions or Plan Documents and are subject to periodic modification and revision.

You understand and acknowledge that the terms of this letter do not imply employment for a specific period and thus your employment will be at will; either you or the Company can terminate it at any time, with or without cause or advance notice. This statement is the entirety of your agreement with the Company on the subject of the duration of your employment.

Geoff, we are sincerely pleased to provide you with this letter detailing the terms of this new assignment and look forward to a mutually beneficial arrangement. As I am sure you can appreciate, it would be disruptive if information about your special arrangement were communicated to others. Accordingly, I trust you will not disclose or discuss this special arrangement with anyone either inside or outside the Company, other than your immediate family, attorney, or other professional advisor.

Please review the terms contained herein and sign below to indicate your understanding and concurrence. Also, note that I have enclosed two copies of the letter so that you can return a signed copy to me and retain one for your records. If I can answer any questions, please do not hesitate to call me at 310-252-6345.

Sincerely,

/s/ Alan Kaye
Alan Kaye
Senior Vice President, Human Resources

/s/ Geoff Massingberd	June 25, 2008
Geoff Massingberd	Date